EX-10.75.03

FOURTH AMENDMENT TO LOAN AGREEMENT

THIS FOURTH AMENDMENT TO LOAN AGREEMENT (this “Agreement”) is made as of November 1, 2010 (the “Effective Date”) by and between EMERITUS CORPORATION, a Washington corporation (“Borrower”), and NATIONWIDE HEALTH PROPERTIES, INC., a Maryland corporation (“Lender”), with respect to the following:

RECITALS:

A. Borrower and Lender (as successor to Healthcare Realty Trust Incorporated, a Maryland corporation (“HRT”)) are parties to that certain Second Amended and Restated Loan Agreement dated as of March 3, 2005, as amended by that certain Amendment to Loan Agreement dated as of August 6, 2007, that certain Second Amendment to Loan Agreement dated as of March 3, 2008 and that certain Third Amendment to Loan Agreement dated as of October 22, 2008 (the “Third Amendment”) (as amended, the “Loan Agreement”), pursuant to the terms and conditions of which a loan in the principal amount of Twenty-One Million Four Hundred Twenty-Six Thousand Dollars ($21,426,000) is due from Borrower to Lender (the “Loan”).  Unless otherwise defined herein, all initially-capitalized terms herein shall have the same meanings given to such terms in the Loan Agreement.

B. The Loan is evidenced by that certain Second Amended and Restated Note dated March 3, 2005, in the original principal amount of the Loan, executed by Borrower in favor of HRT (the “Note”), which Note has been assigned from HRT to Lender pursuant to that certain Allonge dated as of April 26, 2007.

C. Borrower has requested that Lender extend the Maturity Date of the Note and modify certain other terms of the Loan.  Lender is willing to grant Borrower’s request upon the terms and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the foregoing Recitals, the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Lender and Borrower hereto agree as follows:

1. Modification to Loan Documents.  Subject to Section 2 below, the Loan Documents shall be deemed amended as follows effective as of the Effective Date:

(a) The term “Maturity Date” as defined in Section 1 of the Note shall mean March 31, 2017.

(b) Section 2(a) of the Note shall be deleted in its entirety and the following substituted therefor:

“Interest shall accrue on the principal amount outstanding hereunder at the following rates of interest:  (i) commencing on November 1, 2010 and continuing through the expiration of the first (1st) Loan Year (as defined below), a per annum rate equal to eight and one-half percent (8.50%), and (ii) commencing with the second Loan Year and continuing on the commencement of each subsequent Loan Year thereafter, the interest rate shall be increased to equal the applicable per annum rate for the corresponding Loan Year as set forth in the following table:

Loan Year	Basic Interest Rate
2	8.65%
3	8.80%
4	8.95%
5	9.10%
6	9.25%
7	9.40%

As used herein, “Loan Year” shall mean the twelve (12) month period commencing on November 1st of each year.”

(c) Section 5 of the Note, including, but not limited to, the last paragraph of Section 5 of the Note that was added pursuant to Section 1(c) of the Third Amendment, shall be deleted in its entirety and the following substituted therefor:

“Provided that Borrower has provided Lender with not less than one hundred eighty (180) nor more than two hundred forty (240) days’ prior written notice of its election to prepay principal amounts outstanding under this Note, Borrower shall have the right prepay the Loan, in whole or in part, together with all accrued but unpaid interest and other sums owed to Lender hereunder, at any time prior to the Maturity Date.”

(d) The term “Affiliate Obligation” as defined in Section 1.2 of the Loan Agreement is hereby deleted in its entirety and the following substituted therefor:

“Affiliate Obligation” means all indebtedness and obligations of Borrower and any Affiliate of Borrower to Lender or any Affiliate of Lender now existing or hereafter arising, including, without limitation, obligations arising under the Lease Documents and the Existing HRT Leases, indebtedness evidenced by promissory notes, lease agreements, guaranties or otherwise and obligations under such indebtedness documents and all other documents executed by Borrower or any Affiliate of Borrower in connection therewith, and any extensions, modifications, substitutions or renewals thereof.  Without limiting the generality of the foregoing, as used herein the term “Affiliate Obligation” shall be deemed and construed to include: (a) the obligations of the tenant under that certain Master Lease dated as of October 2, 2006 by and among Lender and its Affiliates, as landlord, and Summerville at Camelot Place LLC, a Delaware limited liability company, Summerville at Hillen Vale LLC, a Delaware limited liability company, Summerville at Lakeview LLC, a Delaware limited liability company, Summerville at Ridgewood Gardens LLC, a Delaware limited liability company, Summerville at North Hills LLC, a Delaware limited liability company, and The Inn at Medina LLC, a Delaware limited liability company, collectively, as tenant; as amended by (i) that certain First Amendment to Master Lease dated as of

December 1, 2006, (ii) that certain Second Amendment to Master Lease dated as of January 2, 2007, (iii) that certain Third Amendment to Master Lease dated as of March 3, 2008, and (iv) that certain Fourth Amendment to Master Lease dated as of November 1, 2010 (as amended, the “Summerville Master Lease”); (b) the obligations of Borrower and/or its Affiliate(s) under the terms of that certain Amended and Restated Promissory Note in the original principal amount of Thirty Million Dollars ($30,000,000) dated as of November 1, 2010 executed and delivered by Borrower, as maker, in favor of Lender, as holder.

(e) The term “State” as defined in Section 1.2 of the Loan Agreement shall mean the State of California.

(f) The paragraph following Section 9.10 of the Loan Agreement under the heading “Consent to Jurisdiction” is hereby amended by replacing Davidson County, Tennessee with Orange County, California.

(g) All of the other Loan Documents not specifically described in this Section 1 shall be deemed amended to reflect the amendments described herein.

2. Amendment Conditions.  Notwithstanding Lender’s negotiation, preparation or execution of this Agreement or any of the instruments or documents required herein and notwithstanding anything else to the contrary, no modification or amendment to the Loan, the Note or the Loan Documents shall be deemed to have occurred unless and until all of the following conditions (the “Amendment Conditions”) have been satisfied:

(a) Borrower shall execute and acknowledge, where applicable, and deliver to Lender each of the following:

(i) this Agreement in form and substance satisfactory to Lender;

(ii) that certain Amended and Restated Promissory Note in the original principal amount of Thirty Million Dollars ($30,000,000) dated as of the date hereof in form and substance satisfactory to Lender;

(iii) that certain Fourth Amendment to Master Lease dated as of the date hereof in form and substance satisfactory to Lender;

(iv) amendments to the Mortgages in form and substance satisfactory to Lender (the “Mortgage Amendments”); and

(v) any instructions to Fidelity National Title Insurance Company (the “Title Company”) as may be requested by the Title Company as necessary to carry out the terms of this Agreement.

(b) The Title Company shall be unconditionally and irrevocably committed to issue to Lender, at Borrower’s sole cost and expense, such endorsements to the existing lender’s title insurance policies covering the facilities known as (i) Anderson Place, in Anderson, South

Carolina, and (ii) Creston Village, in Paso Robles, California (collectively, the “Title Policies”), as Lender may reasonable require, including a CLTA 110.5 endorsement or its equivalent.

(c) Borrower shall deposit with the Title Company an amount sufficient to pay for the cost of all endorsements to the Title Policies required pursuant to Section 2(b) above and all other fees and expenses, including recording fees, incurred by the Title Company in connection with this transaction.

(d) The Mortgage Amendments shall have been properly recorded in the applicable counties and states.

3. Reaffirmation of Obligations.

(a) Borrower hereby acknowledges and reaffirms its obligations under the Note and the other Loan Documents, as such documents have been amended by this Agreement, and agrees that all references to a particular Loan Document in the Loan Documents shall be deemed to refer to such Loan Document as amended by this Agreement.

(b) Borrower hereby acknowledges and agrees that the execution and delivery of this Agreement by Lender shall not be deemed or construed to constitute a waiver by Lender of any default existing under any of the Loan Documents or a commitment by Lender to otherwise modify the Loan Documents.

4. Representations and Warranties.  As a material inducement for Lender to enter into this Agreement, Borrower represents and warrants to Lender that the following matters are true and correct as of the execution of this Agreement and also will be true and correct as of the Third Amendment Effective Date:

(a) To the best of Borrower’s knowledge and after giving effect to all of the amendments reflected in this Agreement, no Event of Default by Borrower exists under the Loan Agreement, the Note, or any of the other Loan Documents, and no event exists which, with the giving of notice or the passage of time, or both, would give rise to an Event of Default by Borrower hereunder or under any of the Loan Documents; and

(b) To the best of Borrower’s knowledge, Lender is not in default and has performed all of its obligations under the Loan Agreement and the other Loan Documents, and Borrower does not have any claim against Lender or defense against the enforcement of the Note, the Loan Agreement or any of the other Loan Documents.

5. Effect on Loan Documents.  Except as specifically amended pursuant to the terms of this Agreement, the terms and conditions of the Loan Documents shall remain unmodified and in full force and effect.  In the event of any inconsistencies between the terms of this Agreement and any terms of any of the Loan Documents, the terms of this Agreement shall govern and prevail.

6. Governing Law.  This Agreement and the Loan Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of California without giving effect to the conflicts-of-law rules and principles of such state.

7. Counterparts.  This Agreement may be executed and acknowledged in any number of counterparts, all of which executed and acknowledged counterparts shall together constitute a single document.  Signature and acknowledgment pages may be detached from the counterparts and attached to a single copy of this document to physically form one document, which may be recorded.

8. Further Assurances.  At any time or from time to time upon the reasonable request of Lender, Borrower shall, at its expense, promptly execute, acknowledge and deliver, or cause to be executed, acknowledged, or delivered, such further instruments and documents and perform such other acts as may be necessary or advisable, in the reasonable discretion of Lender, for carrying out the intention or facilitating the performance of the terms of this Agreement, or for assuring the validity of, perfecting, or preserving the lien of any other Loan Documents, as modified by this Agreement.

9. Attorneys’ Fees.  In the event of any dispute or litigation concerning the enforcement, validity or interpretation of this Agreement, or any part thereof, the losing party shall pay all costs, charges, fees and expenses (including reasonable attorneys’ fees) paid or incurred by the prevailing party, regardless of whether any action or proceeding is initiated relative to such dispute and regardless of whether any such litigation is prosecuted to judgment.

10. Entire Agreement.  This Agreement contains the entire agreement between the parties relating to the subject matters contained herein.  Any oral representations or statements concerning the subject matters herein shall be of no force or effect.

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

“BORROWER”

EMERITUS CORPORATION,

a Washington corporation

By:           /s/ Robert C. Bateman

Name:      Robert C. Bateman

Title:        EVP & CFO

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“LENDER”

NATIONWIDE HEALTH PROPERTIES, INC.,

a Maryland corporation

By:           /s/ Brent Chappell

Name:     Brent Chappell

Title:       V.P. Portfolio Management

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